As filed with the Securities and Exchange Commission on November 9, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Republic Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	65-0716904
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

18500 North Allied Way Phoenix, Arizona	85054
(Address of Principal Executive Offices)	(Zip Code)

Republic Services, Inc.

2021 Stock Incentive Plan

(Full title of the plan)

Catharine D. Ellingsen, Esq.

Executive Vice President, Chief Legal Officer,

Chief Ethics & Compliance

Officer and Corporate Secretary

18500 North Allied Way

Phoenix, Arizona 85054

(480) 627-2700

(Name and address of agent for service)

Copy to:

Kerry S. Burke

Covington & Burling LLP

One CityCenter, 850 Tenth Street, NW

Washington, DC 20001-4956

(202) 662-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	12,800,000	$89.66	$1,147,648,000	$125,208.40

(1)

Relates to common stock to be issued pursuant to the Republic Services, Inc. 2021 Stock Incentive Plan (the “2021 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers any additional shares of common stock that may hereafter become issuable as a result of the adjustment provisions of the 2021 Plan.

(2)

The maximum offering price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act and is based on the average of the high and low sales prices per share of the Registrant’s common stock as reported on the New York Stock Exchange on November 2, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Republic Services, Inc., a Delaware corporation (“Republic” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 14, 2020;

(b) The Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 24, 2020;

(c) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September  30, 2020, filed with the Commission on May  6, 2020, August 7, 2020 and November 6, 2020, respectively;

(d) The Registrant’s Current Reports on Form 8-K or Form 8-K/A, as applicable (other than portions thereof furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K), filed with the Commission on February 21, 2020, March  3, 2020, April  17, 2020, April  28, 2020, May  12, 2020, May  21, 2020, June  4, 2020, July  17, 2020, July  29, 2020, July  30, 2020, August  13, 2020, August  27, 2020, and October 28, 2020; and

(e) The Registrant’s description of its common stock contained in Exhibit 4.23 to its Annual Report on Form 10-K filed with the Commission on February 14, 2020, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

The opinion of counsel as to the legality of the securities that may be issued under the 2021 Plan is given by Catharine D. Ellingsen, Executive Vice President, Chief Legal Officer, Chief Ethics & Compliance Officer, and Corporate Secretary of the Registrant. Ms. Ellingsen owns 16,213 shares of Republic common stock.

Item 6. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below and to Republic’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), and Amended and Restated Bylaws.

The Certificate provides that Republic shall indemnify, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”), each person who is involved in any litigation or other proceeding because such person is or was a Republic director or officer or was serving at Republic’s request as a director, officer, employee or agent of another enterprise, against all expense (including attorney’s fees), loss or liability reasonably incurred or suffered in connection therewith. The Certificate provides that a person entitled to indemnification under the Certificate shall be paid expenses incurred in defending any proceeding in advance of its final disposition upon Republic’s receipt of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification.

Section 145 of the DGCL permits a corporation to indemnify any director or officer of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reason to believe his conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), however, indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the DGCL, the Certificate eliminates the liability of a director to Republic or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (a) from any breach of the director’s duty of loyalty to Republic or its shareholders, (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) from any transaction from which the director derived an improper personal benefit.

Republic may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Republic or another corporation, partnership, joint venture, trust or other enterprise. Under an insurance policy maintained by Republic, the directors and officers of Republic are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(a) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Registrant’s articles of incorporation, by-laws or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1*	Amended and Restated Certificate of Incorporation of Republic Services, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 1998).

4.2*	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Republic Services, Inc. (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-8, Registration No. 333-81801, filed with the Commission on June 29, 1999).

4.3*	Amended and Restated Bylaws of Republic Services, Inc. (incorporated by reference to Exhibit 3.3 to Republic’s Current Report on Form 8-K filed with the Commission on May 9, 2016).

5.1	Opinion of Catharine D. Ellingsen, Executive Vice President and Chief Legal Officer.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Catharine D. Ellingsen, Executive Vice President and Chief Legal Officer (contained in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page to Registration Statement).

99.1*	Republic Services, Inc. 2021 Stock Incentive Plan (incorporated by reference to Annex B of the Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 24, 2020).

*	Filed previously.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Republic Services, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona on November 9, 2020.

REPUBLIC SERVICES, INC.

By:	/s/ Catharine D. Ellingsen
Catharine D. Ellingsen Executive Vice President and Chief Legal Officer

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Donald W. Slager, Brian M. DelGhiaccio and Catharine D. Ellingsen and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Form S-8 registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person hereby ratifying and confirming that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated on November 9, 2020.

Signature	Title

/s/ Donald W. Slager Donald W. Slager	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Brian M. DelGhiaccio Brian M. DelGhiaccio	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Brian A. Goebel Brian A. Goebel	Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Manuel Kadre Manuel Kadre	Chairman of the Board of Directors

/s/ Tomago Collins Tomago Collins	Director

/s/ Michael A. Duffy Michael A. Duffy	Director

/s/ Thomas W. Handley Thomas W. Handley	Director

/s/ Jennifer M. Kirk Jennifer M. Kirk	Director

/s/ Michael Larson Michael Larson	Director

/s/ Kim S. Pegula Kim S. Pegula	Director

/s/ James P. Snee James P. Snee	Director

/s/ Sandra M. Volpe Sandra M. Volpe	Director

/s/ Katharine Weymouth Katharine Weymouth	Director